                                                                    EXHIBIT 10.5

                              EMPLOYMENT AGREEMENT

This Employment Agreement is entered into on this 3rd day of October, 1997 by and between Norris Communications, Inc. ("Employer") ("Company") and Alfred H. Falk ("Employee").

1. Position and Title:

Employee's position and title shall be President.

Employee shall report to the Chief Executive Officer/Chairman of the Board (Elwood Norris).

Employee shall be responsible for all day-to-day activities of the business and shall assume management responsibility for all functions and individuals who are part of the Company's operations.

Employee shall be a member of the Board of Directors for the Company and shall participate in all board related activities.

2. Compensation:

Employee's base compensation shall be $96,000 per year. Future increases and bonuses shall be at the determination of the Board of Directors, based on performance.

3. Stock Options:

As soon as Employer is legally and contractually permitted, it shall issue Employee a stock option of 400,000 shares. Pricing shall be based on the terms and conditions of the existing plan.

This stock option shall vest one-third immediately with the balance over a two-year period in equal amounts on the first and second annual anniversary dates of the execution of the stock option agreement.

In the event of any corporate occurrence affecting stock options, the options of Employee will be treated equivalently with those of any senior officers of the Company.

4. Termination and Change of Control:

In the event termination occurs for reasons other than: (1) cause or (2) Employee's voluntary termination, six months severance shall be provided: including base compensation; health and medical benefits; and outplacement services.

For purposes of this agreement, "cause" shall be defined as contemplated by
Section 2924 of the California Labor Code.

In the event there is a change of control during Employee's employment, a new owner controls more than 50 percent of the company's common stock and Employee is terminated within 12 months of that event (for reasons other than cause) Employee shall receive a termination payment equal to the then current annual compensation. All stock options shall become immediately vested.

5. Other Benefits:

Employee shall receive insurance, medical, disability insurance, and health benefits currently available to other senior executives as per existing policies.

Employee shall be entitled to take four weeks of vacation annually.

To the extent currently available, Employee shall receive other such benefits equal to those of other senior executives within the Company, specifically including directors and officers insurance.

6. Arbitration Agreement:

Any claim or controversy arising out of or related to this agreement, the employment relationship or the subject matter hereof shall be settled by binding arbitration before one arbitrator in Los Angeles, California in accordance with the commercial arbitration rules of the American Arbitration Association; and judgment upon any award rendered by the arbitrator(s) may be entered as a judgment in any court having competent jurisdiction. The party shall have rights to discover as provided in Section 1283.05 of the California Code of Civil Procedure. The prevailing party in any such dispute shall recover all of its costs and expenses, including reasonable attorney fees.

This agreement supersedes any previous agreements between Employer and Employee.

INTENDING TO BE LEGALLY BOUND, the parties have executed this Employment Agreement as of the date first above written.

NORRIS COMMUNICATIONS, INC.

By: /s/ ELWOOD G. NORRIS
Elwood G. Norris, Chief Executive Officer


/s/ ALFRED FALK
Alfred Falk, Employee